UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   November 16, 2005

ST. JUDE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-8672	41-1276891
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Lillehei Plaza, St. Paul, MN		55117
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (651) 483-2000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K/A amends and supplements the Current Report on Form 8-K filed by St. Jude Medical, Inc. (the “Company”) on November 21, 2005 (the “Initial Form 8-K”) to include financial statements and pro forma financial information permitted pursuant to Item 9.01 of Form 8-K to be excluded from the Initial Form 8-K and filed by amendment to the Initial Form 8-K no later than 71 days after the date the Initial Form 8-K was required to be filed.

Item 2.01	Completion of Acquisition or Disposition of Assets

On November 16, 2005, pursuant to an Agreement and Plan of Merger dated as of October 15, 2005 by and among St. Jude Medical, Inc., a Minnesota corporation (“St. Jude Medical”), Apollo Merger Corp., a Texas corporation and wholly-owned subsidiary of St. Jude Medical (“Purchaser”), and Advanced Neuromodulation Systems, Inc., a Texas corporation (“ANS”), Purchaser acquired approximately 78 percent of the outstanding common stock of ANS (not including approximately 11 percent of the outstanding shares of common stock of ANS tendered subject to notices of guaranteed delivery), giving St. Jude Medical control of ANS. Purchaser and St. Jude Medical acquired the remaining shares of ANS (those not delivered during the initial tender offer period that expired at midnight on November 15, 2005 or pursuant to notices of guaranteed delivery delivered during the initial tender offer period) through a subsequent offering period that began at 9:00 a.m., eastern time, on November 16, 2005 and expired at 5:00 p.m., eastern time, on November 28, 2005 and a “short-form” merger between Purchaser and ANS on Tuesday, November 29, 2005. In the merger, each outstanding share of ANS common stock that was not tendered to Purchaser during the initial tender offer period or the subsequent offering period or pursuant to a notice of guaranteed delivery delivered to Purchaser during the subsequent offering period was converted into the right to receive $61.25 in cash per share, without interest, the same consideration paid for shares tendered in the offer, subject to dissenters’ rights. ANS will continue as the surviving corporation and a wholly-owned subsidiary of St. Jude Medical.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of the Business Acquired

Advanced Neuromodulation Systems, Inc. and Subsidiaries Consolidated Financial Statements as of December 31, 2004 and 2003 and for the Three Years Ended December 31, 2004 and Report of Independent Registered Public Accounting Firm.

Advanced Neuromodulation Systems, Inc. and Subsidiaries Unaudited Condensed Consolidated Financial Statements for the Three and Nine Months Ended September 30, 2005 and 2004.

(b)	Unaudited Pro Forma Financial Information

Unaudited Pro Forma Combined Condensed Statements of Operations of the Company and Advanced Neuromodulation Systems, Inc. for the Year Ended December 31, 2004 and the Nine Months Ended September 30, 2005.

Unaudited Pro Forma Combined Condensed Balance Sheet of the Company and Advanced Neuromodulation Systems, Inc. as of September 30, 2004.

Notes to Unaudited Pro Forma Combined Condensed Financial Information of the Company and Advanced Neuromodulation Systems, Inc.

Item 9.01 (a) Financial Statements of the Business Acquired

Advanced Neuromodulation Systems, Inc. and Subsidiaries

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

Consolidated Financial Statements:

Consolidated Balance Sheets — December 31, 2004 and 2003
Consolidated Statements of Income — Years ended December 31, 2004, 2003 and 2002
Consolidated Statements of Cash Flows — Years ended December 31, 2004, 2003 and 2002
Consolidated Statements of Stockholders’ Equity — Three years ended December 31, 2004
Notes to Consolidated Financial Statements

Schedule II
Valuation and Qualifying Accounts

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Advanced Neuromodulation Systems, Inc.

We have audited the accompanying consolidated balance sheets of Advanced Neuromodulation Systems, Inc. and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of income, cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Advanced Neuromodulation Systems, Inc. and subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U. S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Advanced Neuromodulation Systems, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 11, 2005 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Ernst & Young LLP

Dallas, Texas
March 11, 2005

Advanced Neuromodulation Systems, Inc. and Subsidiaries

Consolidated Balance Sheets
December 31

Assets	2004	2003
Current assets:
Cash and cash equivalents	$6,654,712	$8,588,281
Marketable securities	117,361,352	86,213,841
Receivables:
Trade accounts, less allowances of $398,627 in 2004 and $447,457 in 2003	25,322,813	17,892,416
Interest and other	638,987	259,687

Total receivables	25,961,800	18,152,103

Inventories:
Raw materials	10,067,802	10,766,127
Work-in-process	4,435,746	3,569,111
Finished goods	9,420,303	7,777,921

Total inventories	23,923,851	22,113,159

Deferred income taxes	2,029,091	1,423,228
Income taxes receivable	—	1,324,001
Prepaid expenses and other current assets	1,888,957	1,007,244

Total current assets	177,819,763	138,821,857

Property, equipment and fixtures:
Land	3,191,427	3,191,427
Building	17,523,181	8,825,730
Furniture and fixtures	6,829,357	4,429,672
Machinery and equipment	18,757,126	13,944,120
Leasehold improvements	638,778	1,822,152

	46,939,869	32,213,101
Less accumulated depreciation and amortization	13,764,540	11,063,091

Net property, equipment and fixtures	33,175,329	21,150,010

Minority equity investments in preferred stock	1,104,000	1,104,000
Goodwill	12,078,668	12,078,668
Patents and licenses, net of accumulated amortization of $2,301,780 in 2004 and $1,848,354 in 2003	6,208,520	5,814,974
Purchased technology, net of accumulated amortization of $3,917,268 in 2004 and $2,910,895 in 2003	11,414,908	10,319,679
Tradenames, net of accumulated amortization of $1,266,929 in 2004 and $1,110,458 in 2003	1,901,470	1,800,572
Customer and supplier relations, net of accumulated amortization of $645,336 in 2004 and $194,303 in 2003	2,429,671	2,373,558
Other assets, net of accumulated amortization of $1,202,605 in 2004 and $803,797 in 2003	1,354,812	1,342,969

	$247,487,141	$194,806,287

See accompanying notes to consolidated financial statements.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Consolidated Balance Sheets (Continued)
December 31

Liabilities and Stockholders’ Equity	2004	2003
Current liabilities:
Accounts payable	$3,206,516	$5,717,222
Accrued salary and employee benefit costs	2,390,721	4,045,361
Accrued commissions	2,656,112	1,424,471
Income taxes payable	708,412	—
Deferred revenue	165,861	503,093
Other accrued expenses	342,075	694,449

Total current liabilities	9,469,697	12,384,596

Deferred income taxes	14,734,487	3,389,255
Non-current deferred revenue	718,820	907,513

Commitments and contingencies

Stockholders’ equity:
Common stock, $.05 par value; Authorized – 100,000,000 shares; Issued – 20,337,501 shares in 2004 and 19,712,938 in 2003	1,016,875	985,647
Additional capital	161,625,018	149,644,033
Retained earnings	45,681,864	27,515,001
Accumulated other comprehensive income (loss), net of tax expense of $8,544,328 in 2004 and net of tax benefit of $10,181 in 2003	14,240,380	(19,758)

Total stockholders’ equity	222,564,137	178,124,923

	$247,487,141	$194,806,287

See accompanying notes to consolidated financial statements.

Advanced Neuromodulation Systems, Inc. and Subsidiaries

Consolidated Statements of Income
Years Ended December 31

	2004	2003	2002
Net revenue	$120,743,651	$91,081,969	$57,372,013
Cost of revenue	32,093,221	27,135,320	20,658,798

Gross profit	88,650,430	63,946,649	36,713,215

Operating expenses:
Sales and marketing	37,898,560	26,552,873	14,931,826
Research and development	10,751,281	9,525,411	5,842,576
General and administrative	11,173,924	7,628,127	5,738,392
Amortization of other intangibles	2,459,430	1,831,644	952,214

	62,283,195	45,538,055	27,465,008

Income from operations	26,367,235	18,408,594	9,248,207

Other income:
Foreign currency transaction gain	182,088	—	—
Investment income	1,144,381	995,318	922,909
Other income	—	974,846	—

	1,326,469	1,970,164	922,909

Income before income taxes	27,693,704	20,378,758	10,171,116
Income taxes	9,526,841	7,161,504	3,486,658

Net income	$18,166,863	$13,217,254	$6,684,458

Net income per share:
Basic	$.90	$.69	$.41

Diluted	$.86	$.64	$.37

See accompanying notes to consolidated financial statements.

Advanced Neuromodulation Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended December 31

	2004	2003	2002
Cash flows from operating activities:
Net income	$18,166,863	$13,217,254	$6,684,458
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,451,507	3,054,078	2,299,335
Amortization	2,459,431	1,831,644	952,214
Deferred income taxes	1,766,797	(1,169,197)	645,134
Stock-based compensation	115,892	845,480	123,492
Accrued tax abatement liability	—	(969,204)	—
Non-operating loss included in net income	—	—	8,666
Increase (decrease) in inventory reserve	(45,262)	84,132	51,403
Gain on sale of marketable securities	149,371	—	—
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(7,756,991)	(7,115,849)	(4,306,888)
Inventories	(1,103,829)	(6,461,212)	(4,025,504)
Income taxes receivable	1,324,001	(1,324,001)	678,341
Prepaid expenses and other current assets	(942,079)	4,306	(387,323)
Income taxes payable	708,412	(822,228)	822,228
Tax benefit from stock option exercises	5,102,954	9,786,072	1,847,438
Accounts payable	(2,592,280)	3,324,643	557,542
Accrued expenses	(825,373)	1,589,993	1,874,533
Deferred revenue	(525,925)	601,525	(233,609)

Total adjustments	2,286,626	3,260,182	907,002

Net cash provided by operating activities	20,453,489	16,477,436	7,591,460

Cash flows from investing activities:
Purchases of marketable securities	(323,018,919)	(382,648,595)	(188,390,536)
Purchase of Cyberonics, Inc. common stock	(49,679,619)	—	—
Proceeds from sales of marketable securities	364,248,896	382,222,800	104,747,808
Purchase of land	—	—	(3,191,427)
New facility construction	(8,697,451)	(8,825,730)	—
Additions to property, equipment, fixtures and intangible assets	(8,112,662)	(5,796,645)	(2,942,227)
Minority equity investments in preferred stock	—	(1,104,000)	—
Acquisition of MicroNet	—	—	(1,359,460)
Acquisition of certain assets of microHelix, Inc.	(2,046,105)	—	—
Acquisition of certain operations of distributors	(1,086,558)	(10,226,900)	—

Net cash used in investing activities	(28,392,418)	(26,379,070)	(91,135,842)

Cash flows from financing activities:
Payment of long-term notes	—	—	(189,722)
Net proceeds from public offering of common stock	—	—	83,175,353
Exercise of stock options and warrants	6,025,856	7,516,941	1,746,400

Net cash provided by financing activities	6,025,856	7,516,941	84,732,031

Net increase (decrease) in cash and cash equivalents	(1,913,073)	(2,384,693)	1,187,649
Effect of exchange rates on cash and cash equivalents	(20,496)	—	—
Cash and cash equivalents at beginning of year	8,588,281	10,972,974	9,785,325

Cash and cash equivalents at end of year	$6,654,712	$8,588,281	$10,972,974

Supplemental cash flow information is presented below:
Income taxes paid (net of refunds)	$633,720	$732,944	$(415,311)

Interest paid	$61,815	$—	$10,759

Non-cash activity:
Assumed acquisition liabilities	$131,574	—	—

Stock issued for patents and intangible assets	$767,511	$1,720,241	$4,648,421

See accompanying notes to consolidated financial statements.

Advanced Neuromodulation Systems, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity
Three Years Ended December 31, 2004

					Accumulated Other
					Comprehensive	Total
	Common Stock		Additional	Retained	Income	Stockholders’
	Shares	Amount	Capital	Earnings	(Loss)	Equity
Balance at December 31, 2001 (restated for 3 for 2 stock split)	13,607,802	$680,390	$38,443,451	$7,709,290	$(21,250)	$46,811,881
Net income	—	—	—	6,684,458	—	6,684,458
Adjustment to unrealized losses on marketable securities, net of tax	—	—	—	—	7,365	7,365

Comprehensive income						6,691,823

Sale of newly issued common stock in a public offering, net of offering costs	4,312,500	215,625	82,959,728	—	—	83,175,353
Issuance of shares for stock option exercises	371,259	18,563	1,727,837	—	—	1,746,400
Stock-based compensation	—	—	123,492	—	—	123,492
Issuance of shares for acquisition	234,453	11,723	4,636,698	—	—	4,648,421
Tax benefit from stock option exercises	—	—	1,847,438	—	—	1,847,438

Balance at December 31, 2002	18,526,014	926,301	129,738,644	14,393,748	(13,885)	145,044,808
Net income	—	—	—	13,217,254	—	13,217,254
Adjustment to unrealized losses on marketable securities, net of tax	—	—	—	—	(5,873)	(5,873)

Comprehensive income						13,211,381

Issuance of shares for stock option exercises	1,124,372	56,219	7,460,722	—	—	7,516,941
Stock-based compensation	—	—	845,480	—	—	845,480
Shares issued for fractional share round-up in 3 for 2 stock split	2,571	128	95,873	(96,001)	—	—
Issuance of earn-out shares for acquisition	59,981	2,999	1,717,242	—	—	1,720,241
Tax benefit from stock option exercises	—	—	9,786,072	—	—	9,786,072

Balance at December 31, 2003	19,712,938	985,647	149,644,033	27,515,001	(19,758)	178,124,923
Net income	—	—	—	18,166,863	—	18,166,863
Adjustment to unrealized gains on marketable securities, net of tax	—	—	—	—	14,280,634	14,280,634
Foreign currency translation adjustment	—	—	—	—	(20,496)	(20,496)

Comprehensive income						32,427,001

Issuance of shares for stock option exercises	607,858	30,393	5,995,463	—	—	6,025,856
Stock-based compensation	—	—	115,892	—	—	115,892
Issuance of earn-out shares for acquisition	16,705	835	766,676	—	—	767,511
Tax benefit from stock option exercises	—	—	5,102,954	—	—	5,102,954

Balance at December 31, 2004	20,337,501	$1,016,875	$161,625,018	$45,681,864	$14,240,380	$222,564,137

See accompanying notes to consolidated financial statements.

Advanced Neuromodulation Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(1) Business

Advanced Neuromodulation Systems, Inc. (the Company or ANS) designs, develops, manufactures and markets implantable neuromodulation devices. ANS devices are used primarily to manage chronic severe pain. The Company also provides contract development and custom manufacturing, also known as O.E.M. or original equipment manufacturing, for other medical device companies through the Hi-tronics Designs, Inc. (HDI) subsidiary and through operations in Portland, Oregon (formerly the Cable and Wire Division of microHelix, Inc., which was acquired in April 2004). ANS neuromodulation revenues are derived primarily from sales throughout the United States, Europe and Australia while O.E.M. revenues are derived within the United States.

On July 11, 2003, the Company effected a 3 for 2 stock split in the form of a 50% stock dividend (one share of common stock paid for every two shares held), paid to shareholders of record on June 20, 2003. All prior period shares, share prices, and income per share figures have been restated to reflect the split.

The research and development, manufacture, sale and distribution of medical devices is subject to extensive regulation by various public agencies, principally the U.S. Food and Drug Administration and corresponding state, local and foreign agencies. Product approvals and clearances can be delayed or withdrawn for failure to comply with regulatory requirements or the occurrence of unforeseen problems following initial marketing.

In addition, ANS neuromodulation products are purchased by hospitals and other users who then bill various third-party payors including Medicare, Medicaid, private insurance companies and managed care organizations, and workers’ compensation programs. ANS also sells and bills its neuromodulation products directly to third-party payors including Medicare, Medicaid, private insurance companies and managed care organizations, and workers’ compensation programs. These third-party payors reimburse fixed amounts for products and services based on a specific diagnosis. The impact of changes in third-party payor reimbursement policies and any amendments to existing reimbursement rules and regulations that restrict or terminate the eligibility of ANS products could have an adverse impact on the Company’s financial condition and results of operations.

In January 2004, the Company began operations in Germany to sell its neuromodulation devices through its wholly-owned subsidiary, ANS Germany GmbH. Previously, the Company utilized a distributor in Germany, and this relationship was terminated in January 2004 at no cost to the Company. In April 2004, the Company began operations in Australia to sell its neuromodulation devices through its wholly-owned subsidiary, ANS Australia. Previously, the Company utilized a distributor in Australia, MedTel Pty Limited (formerly Getz Brothers Australia) based in Sydney, Australia (MedTel). The Company acquired certain assets of MedTel in April 2004 for approximately $1.1 million. The foreign subsidiaries’ financial position and results of operations are measured using the local currency as the functional currency. Transaction gains and losses are recorded in the Consolidated Statements of Income for transactions denominated in a currency other than the functional currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date, and income and expense accounts at average exchange rates during the period. Resulting translation adjustments are recorded directly to a separate component of stockholders’ equity entitled Accumulated Other Comprehensive Income (Loss).

(2) Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Advanced Neuromodulation Systems, Inc. and all of its subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassification

Certain amounts in the prior years financial statements have been reclassified to conform to the Company’s 2004 presentation.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Revenue Recognition

The Company generates revenues from product sales to end customers, product sales to international distributors, and development contracts. The Company sells products primarily through a direct sales force in the United States and a combination of direct sales representatives and independent distributors in international markets. A significant portion of revenue is generated from consigned inventory generally maintained with field representatives, which is recognized as revenue upon notification of implant or product usage. All other product sales to end customers and international distributors are recorded upon transfer of title and risk of loss to customers, provided an arrangement exists, the fee is fixed and determinable, and collectibility is reasonably assured. Estimated sales returns, discounts, and rebates are recorded as a reduction of sales when the related revenue is recognized. Certain of the Company’s customers are third-party payors who reimburse fixed amounts for products based on a specific diagnosis. Revenue is recognized on these third-party payor sales based on the sales price less a contractual adjustment, which is based on the Company’s history of reimbursement with the third-party payor, provided all other revenue recognition criteria are met. The Company does not have any continuing obligation to its customers for installation or training, and there are no acceptance clauses in its customer arrangements.

The Company recognizes revenue on development contracts at its O.E.M. segment using either the percentage of completion method for fixed price development contracts, or as the services are performed for development contracts that are completed on a time and materials basis. The Company recognizes revenue using the percentage of completion method for the fixed price development agreements as the contract term can vary from 9 to 24 months, the Company’s right to receive payment depends on its performance in accordance with the agreement, and the Company can reasonably estimate the costs applicable to various stages of the development arrangement. Revenue is recognized based on the ratio of costs incurred in relation to the estimated costs for the total project. If the Company does not accurately estimate the resources required or the scope of work to be performed under a fixed price development agreement, then future profit margins and result of operations may be negatively impacted.

Shipping and handling costs are included in cost of revenue. Payments received in advance of revenue recognition requirements are recorded as deferred revenue on the Consolidated Balance Sheets. In 2003, the Company received a payment of $1.2 million related to a distribution agreement under which the Company has granted the exclusive rights to market certain of its neuromodulation products in Japan. Of such payment, $1.0 million was recorded as deferred revenue and is being amortized into revenue over the length of the distribution agreement, which at the date of payment was 9.25 years. At December 31, 2004, the balance of the deferred revenue under the agreement was $804,147.

Investments

The Company’s investments in marketable equity and debt securities are classified as available-for-sale and are carried at fair value with the unrealized gains and losses, net of tax, reported in a separate component of stockholders’ equity entitled Accumulated Other Comprehensive Income (Loss). The cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Realized gains and losses and declines in value judged to be other than temporary are included in other income. The cost of securities sold is based on the specific identification method. Interest and dividends are included in investment income. The Company considers its investments in its available-for-sale marketable securities to be available for current operations, and as such all of the Company’s marketable securities are classified as short-term marketable investments.

The Company holds minority investments in preferred stock, which are stated at cost given the ownership percentage is less than 10%, and represents a long-term investment in two private companies made for business purposes. Consistent with the Company’s policies for other long-lived assets, the carrying value of these long-term strategic investments is periodically reviewed for impairment whenever triggering events occur that may indicate the fair value of the investment is less than the carrying value.

Accounts Receivable

The Company estimates the collectibility of its trade receivables. A considerable amount of judgment is required in assessing the ultimate realization of the receivables, including the current credit-worthiness of each customer, the aging of receivables and historical experience. The Company’s historical bad debt experience has been within management’s expectations.

Inventories

Inventories are recorded at the lower of standard cost or market. Standard cost approximates actual cost determined on the first-in, first-out (FIFO) basis. Cost includes the acquisition cost of raw materials and components, direct labor and overhead. The Company reserves for excess and obsolete inventory based upon forecasted demand for its products.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Property, Equipment and Fixtures

Equipment and fixtures are stated at cost. Additions and improvements extending asset lives are capitalized while maintenance and repairs are expensed as incurred. The cost and accumulated depreciation of assets sold or retired are removed from the accounts and any gain or loss is reflected in the Consolidated Statements of Income.

Depreciation is provided using the straight-line method over the estimated useful lives of the various assets as follows:

Building	20 to 40 years
Furniture and fixtures	2 to 10 years
Machinery and equipment	3 to 10 years
Leasehold improvements	The lesser of 3 to 5 years or the term of the lease

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net assets of acquired businesses, and is subject to an annual impairment test. During the first quarter of 2005, the Company performed its annual review for impairment of goodwill as of December 31, 2004 and, based on this review, no impairment was recorded. The Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets in assessing the recoverability of its goodwill. If these estimates or the related assumptions change, the Company may be required to record impairment charges for these assets in the future.

The Company’s definite-lived intangible assets are reviewed for impairment whenever events indicate that their carrying amount may not be recoverable. In such reviews, the related undiscounted cash flows expected are compared with their carrying values to determine if a write-down to fair value is required. At December 31, 2004, the Company does not believe there has been any impairment of its intangible assets. Costs of patents that are the result of internal development are charged to current operations. The cost of purchased intangibles related to acquisitions is amortized on a straight-line basis over the following estimated useful life:

Purchased technology	15 years
Tradenames	15-20 years
Patents	15-20 years
Customer and supplier relations	4-7 years
Non-compete agreements (included in other assets)	Term of agreement

The Company expects to record annual amortization expense of approximately $2,530,000 in 2005, $2,460,000 in 2006, $2,370,000 in 2007, $2,170,000 in 2008 and $2,100,000 in 2009 related to its intangible assets as of December 31, 2004.

Warranty Obligations

The Company’s products are generally covered by a one-year limited warranty. The Company accrues a warranty reserve for estimated costs to provide warranty services. The estimated costs to service the Company’s warranty obligations are based on historical experience and expectation of future conditions and have been within management’s expectations.

Research and Development

Product development costs including start-up and research and development are charged to operations in the year in which such costs are incurred.

Advertising

Advertising expense is charged to operations in the year in which such costs are incurred. Total advertising expense, included in sales and marketing expense was $181,201, $108,333, and $74,673 at December 31, 2004, 2003 and 2002, respectively.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Deferred Taxes

The Company accounts for income taxes using the liability method as required by Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109). Under the liability method, deferred taxes are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax laws that will be in effect when the differences are expected to reverse.

Stock-Based Compensation

The Company accounts for its stock-based employee compensation plans in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations. Under APB 25, no compensation expense is recognized for stock option grants to employees if the exercise price of the Company’s stock option grants is at or above fair market value of the underlying stock on the date of the grant. Stock-based compensation to non-employees is measured at fair market value over the service period and recorded as compensation expense in the Consolidated Statements of Income. The Company recorded $115,892, $845,480 and $123,492 of compensation expense for stock compensation to non-employees in 2004, 2003 and 2002, respectively. The Company has adopted the pro-forma disclosure-only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” The following table illustrates the effect on net income and net income per share amounts if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation:

	2004	2003	2002
Net income as reported	$18,166,863	$13,217,254	$6,684,458
Stock-based compensation expense	5,146,677	4,104,009	2,107,799

Pro-forma net income	$13,020,186	$9,113,245	$4,576,659

Basic shares	20,125,690	19,180,041	16,350,060
Diluted shares	21,140,548	20,589,887	17,837,456

Pro-forma Basic EPS	$.65	$.48	$.28

Pro-forma Diluted EPS	$.62	$.44	$.26

For purposes of the pro-forma disclosures above, the weighted average fair value per stock option granted in fiscal 2004, 2003, and 2002 was $10.81, $11.54, and $8.78, respectively. The fair value was estimated using the Black-Scholes option-pricing model with the following assumptions:

	2004	2003	2002
Risk-free interest rate	2.60%	2.09%	4.50%
Average life of options (years)	3.0	3.0	3.0
Volatility	40.6%	64.9%	67.6%
Dividend yield	—	—	—

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Earnings Per Share

Basic earnings per share is computed based only on the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the additional dilutive effect, if any, of stock options using the treasury stock method based on the average market price of the stock during the period. The following table presents the reconciliation of basic and diluted shares:

	2004	2003	2002
Weighted-average shares outstanding (basic shares)	20,125,690	19,180,041	16,350,060
Effect of dilutive instruments: (1)
Stock options	1,014,858	1,409,846	1,487,396

Diluted weighted-average shares outstanding	21,140,548	20,589,887	17,837,456

(1) See Note 7 for a description of these instruments.

For 2004, 2003 and 2002 the incremental shares used for dilutive earnings per share relate to stock options whose exercise price was less than the average market price in the underlying quarterly computations. Options to purchase 589,828 shares at an average price of $37.14 per share were outstanding in 2004 and options to purchase 5,512 shares at an average price of $31.91 per share were outstanding in 2003, but were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares and, therefore, the effect would be antidilutive. In 2002, all options were included in the computation of diluted earnings per share.

Following is the Company’s computation of basic and diluted income per share for the years ended December 31:

	2004	2003	2002
Basic income per share:
Basic weighted average shares outstanding	20,125,690	19,180,041	16,350,060
Net income	$18,166,863	$13,217,254	$6,684,458
Net income per share	$0.90	$0.69	$0.41

Diluted income per share:
Diluted weighted average shares outstanding	21,140,548	20,589,887	17,837,456
Net income	$18,166,863	$13,217,254	$6,684,458
Net income per share	$0.86	$0.64	$0.37

Comprehensive Income

Comprehensive income is the total of net income and all other non-owner changes in equity net of tax effects, and consists of net income, unrealized gains or losses on the Company’s available for sale securities, and foreign currency translation adjustments. Comprehensive income statements are included in the Consolidated Statements of Stockholders’ Equity.

Components of Accumulated Other Comprehensive Income (Loss) are net of tax and are as follows:

	2004	2003	2002
Unrealized gains (losses) on marketable securities	$14,260,876	$(19,758)	$(13,385)
Foreign currency translation adjustment	(20,496)	—	—

	$14,240,380	$(19,758)	$(13,385)

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The tax benefit (expense) on the unrealized gains (losses) on marketable securities was $(8,556,625), $10,181 and $7,655 at December 31, 2004, 2003 and 2002 respectively. The tax benefit on foreign currency translation adjustment was $12,297 at December 31, 2004.

(3) Business Combinations and Asset Acquisitions

During 2003 and 2004, the Company completed the following four acquisitions of certain operations of the Company’s existing Neuro Products segment distributors:

		2004	2003
April 1, 2004	MedTel Pty Limited	$1,086,558	$—
November 1, 2003	State of the Art Medical Products	—	4,235,627
September 4, 2003	Comedical, Inc.	—	1,134,081
March 27, 2003	Sun Medical, Inc.	—	4,857,192

Total		$1,086,558	$10,226,900

These transactions enable the Company to focus sales priorities on the Company’s products, expand sales coverage and invest in customer and market development. The purchase price of these acquisitions was recorded as follows:

	2004		2003
		Amortization		Amortization
	Amount	Period	Amount	Period
Inventory	$490,316	n/a	$2,013,133	n/a
Customer and supplier relations	400,000	7 years	2,567,861	6.75 years
Non-compete agreements (included in other assets)	100,000	1.75 years	857,861	4.0 years
Equipment	—	n/a	116,614	n/a
Receivables	52,705	n/a	—	n/a
Product registrations (included in other assets)	43,537	3.5 years	—	n/a
Goodwill (tax deductible)	—	n/a	4,671,431	n/a

	$1,086,558		$10,226,900

On April 21, 2004, the Company acquired certain assets of the Cable and Wire Division from microHelix, Inc. (microHelix), which operates out of Portland, Oregon. microHelix previously supplied coated fine wire, antennas, and certain other products to the Company and its wholly-owned subsidiary HDI. The acquisition represents a vertical integration of a component supplier and provided the Company with additional engineering resources and intellectual property for the design and development of new products, notably leads, extensions, trial cables and related products. The purchase price was $2,177,679 consisting of $2,006,551 in cash, assumed liabilities of $131,574 and acquisition costs of $39,554. Thirty-three personnel from microHelix joined the Company upon consummation of the transaction. The assets and operations acquired are part of the O.E.M. segment. The purchase price allocation is as follows:

		Amortization
	Amount	Period
Purchased technology	$969,200	15 years
Machinery and equipment	1,008,394	n/a
Inventory	171,285	n/a
Non-compete agreements (included in other assets)	28,800	1 year

Total	$2,177,679

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

On November 26, 2002, the Company completed the acquisition of MicroNet Medical, Inc. (MicroNet), a privately held developer of medical devices based on proprietary micro-lead technology. MicroNet developed a line of very thin and steerable spinal cord stimulation leads called Axxess™ leads. Under the terms of the transaction, which was structured as a merger, the Company acquired only MicroNet’s proprietary technology and certain associated tangible assets, which are part of the Neuro Products segment. At closing, the Company paid the former MicroNet shareholders $500,000 in cash and 234,453 shares of ANS common stock valued at $4,648,421. The Company also paid acquisition related costs of $859,460, including an investment-banking fee of $600,000. In addition to the initial purchase price paid at closing, the Company agreed to pay the former MicroNet shareholders additional shares of ANS common stock if certain product, regulatory approval, and sales milestones are met. These milestones consist of three principal product milestones and a sales milestone. Each of the product milestones related to the delivery of specific products, and were met if and when the Company was able to submit, and when the Company received regulatory approvals, for products that were adapted for use directly with the Company’s devices. The sales milestone will be met if and when $5 million in cumulative net sales are generated of MicroNet lead products during the four-years following the closing of the MicroNet transaction.

The aggregate value of the additional potential milestone earn out payments payable in shares of ANS common stock was $9 million as measured at the closing of the MicroNet transaction. Of this $9 million in additional shares, a fixed number of ANS common shares totaling 134,409 with an aggregate value at closing of $3 million were issued into an escrow account. If and when the product and regulatory milestones were met, a specified and fixed number of ANS common shares were to be released from the escrow (which for purchase price accounting was valued at the time of release from escrow). In addition, if and when those same product and regulatory milestones were achieved, at that time a number of ANS common shares were to be issued with an aggregate value of up to $3 million. Finally, if and when $5 million in cumulative net sales are generated of MicroNet lead products during the four years after closing, at that time a number of ANS common shares will be issued with an aggregate value of up to $3 million.

The initial purchase price of the MicroNet acquisition was recorded in 2002 as follows:

		Amortization
	Amount	Period
Purchased technology	$5,761,558	15 years
Tradenames	138,181	15 years
Non-compete agreements (included in other assets)	108,142	5 years

Total	$6,007,881

As the MicroNet acquisition was effected through a stock-for-stock exchange, and therefore not tax deductible beyond MicroNet’s existing tax basis, the Company recorded a deferred tax liability of $2,651,720 for the identified intangible assets related to the initial purchase price. The recording of the deferred tax liability resulted in additional basis in purchased technology of $1,396,224 and in additional tradenames of $74,410. In addition, the Company acquired MicroNet’s net operating loss carryforward of approximately $3.4 million, which was recorded as a deferred tax asset of $1,181,086 (see Note 6).

In March 2003, two parts of the first major product milestone were satisfied, and 42,519 of ANS common shares were issued (of which 22,401 shares were released from escrow) with a value at the time of issuance and release from escrow of $1,020,059. In October 2003, another product milestone was satisfied, and 17,462 shares of ANS common shares were issued (of which 11,197 shares were released from escrow) with a value at the time of issuance and release from escrow of $700,182. In January 2004, an additional product milestone was satisfied, and 16,705 shares of ANS common stock were issued (of which 11,202 shares were released from escrow) with a value at the time of issuance and release from escrow of $767,511. The value of ANS common shares issued and released from escrow was allocated to certain identifiable intangible assets in accordance with the original purchase price allocation, and resulted in the following additions to identifiable intangible assets:

		Amortization
	Amount	Period
Purchased technology	$2,385,755	15 years
Tradenames	57,218	15 years
Non-compete agreements (included in other assets)	44,779	5 years

Total	$2,487,752

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The Company recorded a deferred tax liability of $876,360 for the identified intangible assets related to the additional earn-out consideration issued. The deferred tax liability was allocated in accordance with the original purchase price allocation resulting in an additional $845,549 and $30,811 of purchased technology and tradenames, respectively.

In May 2004, the Company and the former MicroNet shareholders agreed that no further product milestone payments will be payable under the agreement because no further product milestones will be met. Consequently, 89,609 shares of ANS common stock held in escrow were returned to the Company. However, the former MicroNet shareholders may still earn additional ANS common stock with an aggregate value of $3 million if the Company generates $5 million in cumulative net sales of MicroNet lead products by November 2006. As a result of the May 2004 agreement with MicroNet, the Company reviewed the previously recorded identifiable intangible assets associated with the MicroNet acquisition and concluded there was no impairment of these intangible assets.

The results of operations for the acquisitions above have been included in the Company’s Consolidated Statements of Income after the date of acquisition.

(4) Marketable Securities

The following is a summary of marketable debt and equity securities classified as available-for-sale securities at December 31, 2004:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Investment in Cyberonics, Inc. common stock	$49,679,619	$22,840,381	$—	$72,520,000
Investment grade municipal bonds	42,964,232	39,284	62,164	42,941,352
7-day and 35-day AAA municipal bond floaters	1,900,000	—	—	1,900,000

	$94,543,851	$22,879,665	$62,164	$117,361,352

In August 2004, the Company acquired 3,500,000 shares, or 14.7%, of the outstanding common stock of Cyberonics, Inc. in open market purchases. In February 2005, the Company sold the 3,500,000 shares and received gross proceeds on the sale of $135.3 million, resulting in a pre-tax gain of approximately $85.2 million, net of acquisition costs, which will be recorded in the first quarter of 2005.

Maturities of the investment grade municipal bonds at December 31, 2004 is as follows: 2005: $24,801,194; 2006: $6,187,554; 2007: $11,871,321; 2008: $30,423; and 2010: $50,860.

The following is a summary of marketable debt securities classified as available-for-sale securities at December 31, 2003:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Freddie Mac notes	$256,250	$—	$6,562	$249,688
Investment grade municipal bonds	3,240,396	6,510	30,318	3,216,588
7-day and 35-day AAA municipal bond floaters	82,747,134	431	—	82,747,565

	$86,243,780	$6,941	$36,880	$86,213,841

Estimated fair value for the investment grade marketable debt securities is provided by the brokerage firms holding such bonds and notes at each reporting period by utilizing a standard pricing service.

At December 31, 2004 and 2003, no individual debt security represented more than 7.8% and 7.5%, respectively of the total portfolio of debt securities, or 1.42% and 3.25%, respectively, of total assets. The Company did not have any investments in derivative financial instruments at December 31, 2004 or 2003.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

(5) Minority Investments in Preferred Stock

In January 2003, the Company invested $1 million in cash to purchase preferred stock for a minority equity position in Innovative Spinal Technologies, Inc., a privately held start-up company that develops spine technologies, products and services through intellectual property development and contract research. This investment is accounted for under the cost method of accounting due to the Company’s minimal ownership percentage. The Company periodically reviews the valuation of this investment using available financial information from Innovative Spine Technologies, Inc. As of December 31, 2004, there were no indicators that the fair value of the investment is less than the carrying value.

(6) Federal Income Taxes

The significant components of the net deferred tax liability at December 31, were as follows:

	2004	2003
Deferred tax assets:
Net operating loss carry forwards	$69,203	$1,504,601
Tax credits	838,048	276,774
Accrued expenses and reserves	415,090	411,853
Inventory	740,238	456,449
Deferred revenue	331,755	480,978
Marketable securities	—	10,178
Stock-based compensation	357,233	353,990
Other	46,084	35,097

Total deferred tax assets	2,797,651	3,529,920

Deferred tax liabilities:
Marketable securities	(8,556,525)	—
Purchased intangible assets	(4,209,672)	(4,224,642)
Equipment and fixtures	(2,677,005)	(1,271,305)
Other	(59,845)	—

Total deferred tax liabilities	(15,503,047)	(5,495,947)

Net deferred tax liabilities	$(12,705,396)	$(1,966,027)

As of December 31, 2004, the Company had a net operating loss carry forward of approximately $250,000, primarily related to the remaining net operating loss acquired in connection with the MicroNet acquisition which expires in years through 2021. In 2004 the Company utilized approximately $3.3 million of the $3.4 million net operating loss carryforward acquired from MicroNet. The Company’s tax credits primarily relate to research and development credits, and will expire in years through 2024. The Company has not provided United States federal and state deferred income taxes on undistributed earnings of foreign subsidiaries because such earnings are intended to be indefinitely reinvested in these foreign operations. At December 31, 2004, such earnings were approximately $600,000. Additional United States tax liabilities would be incurred should the Company remit a portion of these earnings.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The provision (benefit) for income taxes for the years ended December 31 consists of the following:

	2004	2003	2002
Current	$7,775,256	$7,749,925	$2,841,524
Deferred	1,751,585	(588,421)	645,134

	$9,526,841	$7,161,504	$3,486,658

A reconciliation of the provision for income taxes to the expense calculated at the United States statutory rate follows:

	2004	2003	2002
Income tax expense at statutory rate	$9,692,797	$7,132,565	$3,458,179
Tax effect of:
State taxes	601,445	511,812	275,481
Tax-exempt interest	(332,927)	(326,340)	(291,745)
Other	(434,474)	(156,533)	44,743

Income tax expense	$9,526,841	$7,161,504	$3,486,658

(7) Stockholders’ Equity

The Company has a Shareholder’s Rights Plan, adopted in 1996 and amended in 2002, which permits shareholders to purchase shares of the Company’s common stock at significant discounts in the event a person or group acquires more than 15% of the Company’s common stock or announces a tender or exchange offer for more than 20% of the Company’s common stock.

The Company issued 4,312,500 shares of common stock during May 2002 in an underwritten public offering. The Company received net proceeds from the offering of approximately $83.2 million.

In May 2004, the Company’s Board of Directors approved the repurchase of up to 1,000,000 shares of the Company’s common stock.

The Company has various stock option plans (the Plans) pursuant to which stock options may be granted to key employees, officers, directors and advisory directors of the Company. In accordance with the Plans, on January 1 of each year the aggregate number of shares of common stock reserved for options under the Plans is increased by the same percentage that the total number of issued and outstanding shares of common stock increased from the preceding January 1 to the following December 31 (if such percentage is positive). On January 1, 2003, 2004 and 2005, options to purchase 1,374,353 shares, 331,859 shares, and 198,413 shares of common stock, respectively, were added to the Plans.

Several of the Plans allow for the grant of incentive stock options to key employees and officers intended to qualify for preferential tax treatment under Section 422 of the Internal Revenue Code of 1986. Under all of the Company’s Plans, the exercise price of options granted must equal or exceed the fair market value of the common stock at the time of the grant. Options granted to employees and officers expire ten years from the date of grant and for the most part are exercisable one-fourth each year over a four-year period of continuous service. Options granted to directors and advisory directors expire six years from the date of grant and for the most part are exercisable one-fourth each year over a four-year period of continuous service. Certain options, however, have an eighteen-month, two-year, three-year, four year or five year vesting schedule.

At December 31, 2004, under all of the Company’s Plans, 3,501,006 shares had been granted and were outstanding, 5,460,481 shares of common stock had been issued upon exercise, and 307,822 shares were reserved for future grants.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Data with respect to stock option plans of the Company are as follows:

Options Outstanding			Exercisable Options
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
January 1, 2002	2,503,762	$6.29	1,125,323	$4.41
Granted	925,500	$18.36
Exercised	(371,259)	$4.87
Forfeited	(18,375)	$11.46

January 1, 2003	3,039,628	$10.11	1,304,607	$5.77
Granted	1,406,125	$26.20
Exercised	(1,124,372)	$6.72
Forfeited	(31,116)	$18.05

January 1, 2004	3,290,265	$18.08	821,285	$9.07
Granted	855,350	$35.50
Exercised	(607,858)	$9.91
Forfeited	(36,751)	$21.93

December 31, 2004	3,501,006	$23.71	1,077,724	$15.97

				Exercisable Options at
Options Outstanding at December 31, 2004				December 31, 2004
		Weighted
		Average
		Remaining	Weighted		Weighted
Range of		Life	Average		Average
Exercise Prices	Shares	(Years)	Exercise Price	Shares	Exercise Price
$3.33-4.42	67,202	4.11	$4.10	67,202	$4.10
$5.02-7.42	272,087	5.79	$7.00	157,335	$6.87
$8.17-10.67	214,662	4.21	$9.35	206,412	$9.34
$12.67-19.00	290,182	6.68	$15.55	164,745	$15.13
$19.01-27.33	1,491,898	7.52	$22.05	403,780	$21.39
$29.32-36.99	840,150	8.95	$33.53	66,562	$35.19
$38.00-45.91	324,825	8.14	$40.79	11,688	$39.55

	3,501,006	7.45	$23.71	1,077,724	$15.97

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

(8) Commitments and Contingencies

The Company leases offices, manufacturing and research facilities, as well as office equipment under operating leases. Future minimum rental payments related to these operating leases at December 31, 2004 are as follows:

	Facility	Office
	Leases	Equipment	Total
2005	$431,338	68,234	$499,572
2006	31,947	68,234	100,181
2007	—	68,234	68,234
2008	—	68,234	68,234
2009	—	34,117	34,117
Thereafter	—	—	—

	$463,285	$307,053	$770,338

Total rent expense for offices, manufacturing and research facilities, and office equipment for the years ended December 31, 2004, 2003 and 2002 was $1,122,518, $1,190,319 and $1,063,097, respectively.

In late January 2005, the Company received a subpoena from the Office of the Inspector General, Department of Health and Human Services (OIG), requesting documents related to certain of its sales and marketing, reimbursement, Medicare and Medicaid billing, and certain other business practices. The Company is cooperating fully with the OIG’s request for documents.

The Company is a party to product liability claims related to ANS neurostimulation devices. Product liability insurers have assumed responsibility for defending the Company against these claims. The Company seeks to maintain appropriate levels of product liability insurance with coverage comparable to that maintained by companies similar in size and serving similar markets. While historically product liability claims for ANS neurostimulation devices have not resulted in significant monetary liability for the Company beyond its insurance coverage, there can be no assurances that the Company will not incur significant monetary liability to the claimants if such insurance is inadequate, and there can be no assurance that the Company’s neurostimulation business and future ANS product lines will not be adversely affected by these product liability claims.

On April 21, 2004, the Company filed a lawsuit in the U.S. District Court for the Eastern District of Texas, Sherman Division (Docket No. 4:404-CV-00131-PNB-DDB) (the Texas Action) against Advanced Bionics Corporation, asserting claims of patent infringement, misappropriation of trade secrets, tortious interference with contract, misappropriation of time, labor, skill, and money, violation of the Texas Theft Liability Act, conversion and constructive trust. The lawsuit alleges, among other things, that Advanced Bionics is infringing U.S. Patent No. 4,793,353 entitled “Non-Invasive Multiprogrammable Tissue Stimulator And Method.” In addition, the lawsuit alleges that Advanced Bionics hired a former ANS employee to aid in the design, development and manufacture of its implantable stimulation lead, that Advanced Bionics misappropriated the former employee’s knowledge of ANS’ confidential, proprietary, and trade secret information with respect to ANS’ implantable stimulation leads, and that this enabled Advanced Bionics to unfairly compete with ANS. The lawsuit seeks injunctive relief, compensatory and punitive damages, attorneys’ fees and costs. On October 15, 2004, the judge in the Texas Action granted the Company’s motion to amend its lawsuit to add two additional patent infringement claims against Advanced Bionics. One claim relates to the Company’s patent covering the design and structure of its electrode lead (U.S. Patent No. 6,216,045). The second claim relates to the Company’s trial cable connector patent (U.S. Patent No. 6,154,678). In addition, the judge denied Advanced Bionics’ motion to dismiss the Texas Action. Advanced Bionics filed a California action in federal court seeking to resolve the Company’s patent claims, which was subsequently dismissed. Advanced Bionics has also made motions to transfer the Texas Action to a California federal court, which the judge in the Texas Action has dismissed. On January 28, 2005, the judge in the Texas Action granted Advanced Bionic’s motion to compel alternative dispute resolution of our trade secrets misappropriation claims, although the judge ruled that he retains jurisdiction over those claims. On March 11, 2005, Advanced Bionics filed its First Amended Answer and Counterclaims in the Texas Action, asserting, among other things, that the Company is infringing Advanced Bionics’ U.S. Patent Nos. 6,516,277 and 6,381,496. Advanced Bionics claims that the Company is infringing these patents at least by marketing and selling GenesisRC rechargeable IPG systems, and Advanced Bionics may assert that the Company’s newly-approved Eon system does as well. These patents relate to changing operational parameters sets (6,381,496) and to a specific type of rechargeable spinal cord stimulation system (6,516,277). The counterclaims seek temporary restraining orders, permanent injunctions, compensatory damages, exemplary damages including treble damages, pre and post judgment interest, attorneys fees and such other relief as the court may grant. The Company intends to vigorously defend itself against these claims, which the Company believes are meritless because, among other things, the Company believes the patents are not infringed or are invalid.

Beginning March 1, 2005, several law firms announced the filing of class action securities lawsuits against the Company and certain of its officers and directors filed on behalf of purchasers of the Company’s securities between April 24, 2003 and February 16, 2005, inclusive (the Class Period). As of March 10, 2005, the Company has not been served with any of these lawsuits. However, the Company has confirmed that at least two such lawsuits have been filed in the United States District Court for the Eastern District of Texas as follows: PLA, LLC vs. Advanced Neuromodulation Systems, Inc., et al, filed March 1, 2005; RAI Investment Club vs. Advanced Neuromodulation Systems, Inc., et al, filed March 9, 2005. These suits allege the Company violated federal securities laws by the issuance of false and misleading statements to the market regarding the Company’s strong financial performance throughout the Class Period, which statements allegedly had the effect of artificially inflating the market price of the Company’s securities. In particular, the claims allege improper marketing and sales practices accounted for the Company’s revenue growth, citing, among other things, the public announcement that management made on February 17, 2005 that the Company had received a subpoena from the Office of the Inspector General, Department of Health and Human Services, requesting documents related to sales and marketing, reimbursement, Medicare and Medicaid billing and other business practices. The plaintiffs are seeking unspecified compensatory damages and costs and expenses of litigation. No class has been certified. Based on the various press releases, the Company believes the other lawsuits will contain similar allegations. The Company intends to vigorously defend itself against the claims made in these lawsuits and believes the lawsuits are without merit.

Except for such litigation discussed above, and other ordinary routine litigation incidental or immaterial to its business, the Company is not currently a defendant to any other pending legal proceeding. The Company maintains general liability insurance against risks arising out of the normal course of business.

Under the Company’s sales agreements with its independent sales agents, the Company can terminate those agreements without cause by paying an early termination fee equal to 100% of the commissions that would otherwise be payable on sales in the territory for the 90 days after termination and 50% of the commission that would otherwise be payable on sales in the territory for the 90 day period after the first 90 day period.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

In addition, under its distributor agreements, sales agent agreements and certain other ordinary course commercial contracts with third parties, the Company typically agrees to indemnify the other contracting party from damages and costs that may arise from product liability claims. The terms of the agreements and contracts vary and the potential exposure under these indemnities cannot reasonably be estimated or determined. The Company currently is not aware of any indemnification claims, nor has the Company had any indemnification claims historically.

(9) Financial Instruments, Risk Concentration and Major Customers

In the United States, the Company’s accounts receivable from its Neuro Products segment are due primarily from hospitals, insurance companies and Medicare. Internationally, the Company’s accounts receivable from its Neuro Products segment are due primarily from distributors, except for Germany and Australia where the Company’s wholly-owned subsidiaries sell to hospitals, insurance companies, and distributors. For the O.E.M segment, all of the accounts receivable are due from privately held and publicly traded medical device companies based in the United States. The Company generally does not require collateral for trade receivables. The Company maintains an allowance for doubtful accounts based upon expected collectibility. Any losses from bad debts have historically been within management’s expectations.

The Company had no customer with net sales greater than 10% of net revenue during 2004 and 2003 as a result of the March 2003 acquisition of the pain management business of Sun Medical, Inc., the Company’s largest distributor for which net sales for the year ended December 31, 2002 of implantable neurostimulation systems represented 11% of net revenue (14% of Neuro Products segment net revenue). Net sales of O.E.M products and services to one customer for the year ended December 31, 2002, represented 12% of net revenue (63% of O.E.M segment net revenue).

Net sales of O.E.M. products and services to two customers for the year ended December 31, 2004, as a percentage of net revenue from the O.E.M. segment were 55% and 15%, respectively. Net sales of O.E.M. products and services to two customers for the year ended December 31, 2003, as a percentage of net revenue from the O.E.M. segment were 76% and 13%, respectively. Net sales of O.E.M. products and services to two customers for the year ended December 31, 2002, as a percentage of net revenue from the O.E.M. segment were 63% and 26%, respectively.

Foreign sales, primarily Europe and Australia, for the years ended December 31, 2004, 2003 and 2002 were approximately 10%, 7% and 8% of net revenue from the Neuro Products segment, respectively. The O.E.M. segment had no foreign sales for the years ended December 31, 2004, 2003 and 2002, respectively.

(10) Employee Benefit Plans

The Company has a defined contribution retirement savings plan (the Plan) available to substantially all employees. The Plan permits employees to elect salary deferral contributions of up to 15% of their compensation and requires the Company to make matching contributions equal to 50% of the participants’ contributions to a maximum of 6% of the participants’ compensation. The Board of Directors may change the percentage of matching contribution under the plan at their discretion. The Company’s contributions for the years ended December 31 were $845,033 in 2004, $475,012 in 2003 and $346,125 in 2002.

(11) Accrued Tax Abatement Liability

In September 2003, the Company was absolved from any liability associated with a tax abatement agreement assigned to a third-party in 1999 as the conditions under the agreement were satisfied by the third-party. Accordingly, the Company reversed the previously established liability of $969,204 in September 2003 to other income in the Consolidated Statements of Income.

(12) Segment Information

The Company operates in two business segments. The Neuro Products segment designs, develops, manufactures and markets implantable medical devices that are used to manage chronic intractable pain and other disorders of the central nervous system through the delivery of electrical current or drugs directly to targeted nerve fibers. The O.E.M. segment provides contract development and O.E.M. manufacturing primarily of electromechanical medical devices. Intersegment revenue is billed at cost with no intercompany mark-up.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Segment data as of and for the year ended December 31, 2004 is as follows:

	Neuro		Intercompany	Consolidated
	Products	O.E.M.	Eliminations	Total
Revenue from external customers	$108,866,014	$11,877,637	$—	$120,743,651
Intersegment revenues	—	7,966,134	(7,966,134)	—
Segment income (loss) from operations	26,517,386	(150,151)	—	26,367,235
Segment assets	$242,870,008	$14,409,865	$(9,792,732)	$247,487,141

Segment data as of and for the year ended December 31, 2003 is as follows:

	Neuro		Intercompany	Consolidated
	Products	O.E.M.	Eliminations	Total
Revenue from external customers	$80,000,647	$11,081,322	$—	$91,081,969
Intersegment revenues	—	8,054,406	(8,054,406)	—
Segment income from operations	16,406,245	2,002,349	—	18,408,594
Segment assets	$191,842,645	$11,133,803	$(8,170,161)	$194,806,287

Segment data as of and for the year ended December 31, 2002 is as follows:

	Neuro		Intercompany	Consolidated
	Products	O.E.M.	Eliminations	Total
Revenue from external customers	$46,712,158	$10,659,855	$—	$57,372,013
Intersegment revenues	—	5,663,216	(5,663,216)	—
Segment income from operations	7,013,895	2,234,312	—	9,248,207
Segment assets	$154,451,136	$8,982,629	$(5,089,638)	$158,344,127

(13) New Accounting Standard

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), “Share-Based Payment” (SFAS(R)), which is a revision of SFAS 123. SFAS 123(R) supersedes APB 25, and amends FASB Statement No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

SFAS 123(R) must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. The Company expects to adopt SFAS 123(R) on July 1, 2005.

SFAS 123(R) permits public companies to adopt its requirements using one of two methods:

1.	A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date.

2.	A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The Company is currently assessing the method by which SFAS 123(R) will be adopted.

As permitted by SFAS 123, the Company currently accounts for share-based payments to employees using ABP 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS 123(R)’s fair value method will have a significant impact on the Company’s result of operations, although it will have no impact on the Company’s overall financial position. The impact of adoption of SFAS 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted SFAS 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net income and earnings per share in Note 2. SFAS 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While the Company cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized in prior periods for such excess tax deductions were $5,102,954, $9,786,072, and $1,847,438 in 2004, 2003 and 2002, respectively.

Schedule II – Valuation and Qualifying Accounts

Forming a Part of the Annual Report

Form 10-K

Item 15(a)

of

ADVANCED NEUROMODULATION SYSTEMS, INC.
(Name of issuer)

Filed with the

Securities and Exchange Commission

Washington, D.C. 20549

under

The Securities Exchange Act of 1934

Schedule II – Valuation and Qualifying Accounts
Advanced Neuromodulation Systems, Inc. and Subsidiaries
December 31, 2004

	Balance at		Charged to
	Beginning of	Charged to	Other		Balance at
Description	Year	Expenses	Accounts	Deductions	End of Year
Year ended December 31, 2004:
Allowance for doubtful accounts	$447,457	$250,889	$—	$299,719	$398,627

Year ended December 31, 2003:
Allowance for doubtful accounts	$295,391	$199,503	$—	$47,437	$447,457

Year ended December 31, 2002:
Allowance for doubtful accounts	$124,111	$186,336	$—	$15,056	$295,391

Advanced Neuromodulation Systems, Inc. and Subsidiaries

Condensed Consolidated Financial Statements:

Condensed Consolidated Balance Sheets September 30, 2005 (Unaudited) and December 31, 2004
Condensed Consolidated Statements of Income (Unaudited) For the Three Months and Nine Months Ended September 30, 2005 and 2004
Condensed Consolidated Statements of Cash Flows (Unaudited) For the Nine Months Ended September 30, 2005 and 2004
Condensed Consolidated Statements of Stockholders’ Equity For the Year Ended December 31, 2004 and the Nine Months Ended September 30, 2005 (Unaudited)
Notes to Condensed Consolidated Financial Statements

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
September 30, 2005 (Unaudited) and December 31, 2004

	September 30,	December 31,
Assets	2005	2004

Current assets:
Cash and cash equivalents	$6,616,404	$6,654,712
Marketable securities	152,266,174	117,361,352
Receivables:
Trade accounts, less allowances of $499,532 in 2005 and $398,627 in 2004	29,791,124	25,322,813
Interest and other	1,722,025	638,987

Total receivables	31,513,149	25,961,800

Inventories:
Raw materials	9,874,874	10,067,802
Work-in-process	6,149,812	4,435,746
Finished goods	9,337,697	9,420,303

Total inventories	25,362,383	23,923,851

Deferred income taxes	2,072,228	2,029,091
Prepaid expenses and other current assets	1,967,525	1,888,957

Total current assets	219,797,863	177,819,763

Property, equipment and fixtures:
Land	3,191,427	3,191,427
Building	17,707,788	17,523,181
Furniture and fixtures	9,285,691	6,829,357
Machinery and equipment	22,111,100	18,757,126
Leasehold improvements	652,804	638,778

	52,948,810	46,939,869
Less accumulated depreciation and amortization	17,799,588	13,764,540

Net property, equipment and fixtures	35,149,222	33,175,329

Minority equity investments in preferred stock	1,104,000	1,104,000
Goodwill	12,078,668	12,078,668
Patents and licenses, net of accumulated amortization of $2,690,411 in 2005 and $2,301,780 in 2004	6,881,151	6,208,520
Purchased technology, net of accumulated amortization of $4,693,183 in 2005 and $3,917,268 in 2004	10,638,993	11,414,908
Tradenames, net of accumulated amortization of $1,392,118 in 2005 and $1,266,929 in 2004	1,871,046	1,901,470
Customer and supplier relations, net of accumulated amortization of $995,161 in 2005 and $645,336 in 2004	2,071,395	2,429,671
Other assets, net of accumulated amortization of $1,521,265 in 2005 and $1,202,605 in 2004	1,168,135	1,354,812

	$290,760,473	$247,487,141

See accompanying notes to condensed consolidated financial statements.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (continued)
September 30, 2005 (Unaudited) and December 31, 2004

	September 30,	December 31,
Liabilities and Stockholders' Equity	2005	2004

Current liabilities:
Accounts payable	$3,237,598	$3,206,516
Accrued salary and employee benefit costs	3,732,694	2,390,721
Accrued commissions	3,060,412	2,656,112
Income taxes payable	8,299,711	708,412
Deferred revenue	107,028	165,861
Other accrued expenses	1,043,682	342,075

Total current liabilities	19,481,125	9,469,697

Deferred income taxes	6,055,263	14,734,487
Non-current deferred revenue	616,849	718,820

Commitments and contingencies

Stockholders’ equity:
Common stock $.05 par value
Authorized — 100,000,000 shares;
Issued — 21,126,838 shares in 2005 and 20,337,501 in 2004	1,056,341	1,016,875
Additional capital	182,003,119	161,625,018
Retained earnings	114,688,905	45,681,864
Accumulated other comprehensive income (loss), net of tax (benefit) expense of $(122,292) in 2005 and $8,544,328 in 2004	(203,986)	14,240,380
Deferred compensation	(7,359,094)	—
Treasury stock, at cost — 923,674 shares in 2005	(25,578,049)	—

Total stockholders’ equity	264,607,236	222,564,137

	$290,760,473	$247,487,141

See accompanying notes to condensed consolidated financial statements.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
For the Three Months and Nine Months Ended September 30, 2005 and 2004

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net revenue	$39,337,376	$31,330,408	$110,366,066	$88,451,122
Cost of revenue	10,003,026	8,414,174	28,925,278	23,751,017

Gross profit	29,334,350	22,916,234	81,440,788	64,700,105

Operating expenses:
Sales and marketing	12,411,385	9,791,838	34,553,480	27,810,611
Research and development	4,524,520	2,911,698	12,314,218	8,096,308
General and administrative	4,258,188	2,974,620	11,609,568	7,998,316
Amortization of other intangibles	662,773	626,191	1,960,300	1,824,838

	21,856,866	16,304,347	60,437,566	45,730,073

Income from operations	7,477,484	6,611,887	21,003,222	18,970,032

Other income (expense):
Gain on sale of investment in common stock of Cyberonics, Inc.	—	—	85,244,301	—
Foreign currency transaction gain (loss)	(5,793)	81,009	(170,608)	26,156
Investment income	957,473	482,850	2,595,591	964,021

	951,680	563,859	87,669,284	990,177

Income before income taxes	8,429,164	7,175,746	108,672,506	19,960,209
Income taxes	3,076,645	2,433,791	39,665,465	6,926,251

Net income	$5,352,519	$4,741,955	$69,007,041	$13,033,958

Net income per share:
Basic	$.27	$.23	$3.46	$.65

Diluted	$.26	$.23	$3.31	$.62

See accompanying notes to condensed consolidated financial statements.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Nine Months Ended September 30, 2005 and 2004

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$69,007,041	$13,033,958
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,995,350	5,050,411
Deferred income taxes	(37,420)	1,753,671
Stock-based compensation	1,043,036	9,885
Increase (decrease) in inventory reserve	(48,214)	25,016
Amortization of premiums on marketable securities	833,130	—
Gain on sale of marketable securities	(85,074,894)	168,857
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(5,551,349)	(7,267,456)
Inventories	(1,390,318)	(549,522)
Income taxes receivable	—	1,324,001
Prepaid expenses and other current assets	(427,938)	(1,432,015)
Income taxes payable	7,591,299	—
Tax benefit from stock option exercises	4,421,889	3,648,901
Accounts payable	31,082	(1,352,476)
Accrued expenses	2,447,880	(919,112)
Deferred revenue	(160,804)	(402,077)

Total adjustments	(70,327,271)	58,084

Net cash provided by (used in) operating activities	(1,320,230)	13,092,042

Cash flows from investing activities:
Purchases of marketable securities	(290,509,677)	(290,303,534)
Purchase of Cyberonics, Inc. common stock, net of short-term obligation	—	(44,658,911)
Proceeds from sale of investment in common stock of Cyberonics, Inc.	135,287,911	—
Proceeds from sales of marketable securities	181,751,874	341,965,756
New facility construction	—	(8,582,765)
Acquisition of certain assets of microHelix, Inc.	—	(2,046,105)
Acquisition of certain operations of distributors	—	(1,086,558)
Additions to property, equipment, fixtures and intangible assets	(7,290,583)	(5,845,969)

Net cash provided by (used in) investing activities	19,239,525	(10,558,086)

Cash flows from financing activities:
Purchase of treasury stock	(25,578,049)	—
Exercise of stock options	7,593,548	4,684,022

Net cash provided by (used in) financing activities	(17,984,501)	4,684,022

Net increase (decrease) in cash and cash equivalents	(65,206)	7,217,978
Effect of exchange rates on cash and cash equivalents	26,898	(75,121)
Cash and cash equivalents at beginning of year	6,654,712	8,588,281

Cash and cash equivalents at September 30	$6,616,404	$15,731,138

Non-cash activity:
Stock issued for intangible assets	$—	$767,511

Assumed acquisition liabilities	$—	$131,574

See accompanying notes to condensed consolidated financial statements.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Stockholders’ Equity
For The Year Ended December 31, 2004 and the Nine Months Ended September 30, 2005 (Unaudited)

					Accumulated
	Common Stock				Other			Total
			Additional	Retained	Comprehensive	Deferred		Stockholders’
	Shares	Amount	Capital	Earnings	Income (Loss)	Compensation	Treasury Stock	Equity
Balance at December 31, 2003	19,712,938	$985,647	$149,644,033	$27,515,001	$(19,758)	$—	$—	$178,124,923
Net income	—	—	—	18,166,863	—	—	—	18,166,863
Adjustment to unrealized gains (losses) on marketable securities, net of tax	—	—	—	—	14,280,634	—	—	14,280,634
Foreign currency translation adjustment	—	—	—	—	(20,496)	—	—	(20,496)

Comprehensive income								32,427,001

Issuance of shares for stock option exercises	607,858	30,393	5,995,463	—	—	—	—	6,025,856
Non-employee stock-based compensation	—	—	115,892	—	—	—	—	115,892
Issuance of earn-out shares for acquisition	16,705	835	766,676	—	—	—	—	767,511
Tax benefit from stock option exercises	—	—	5,102,954	—	—	—	—	5,102,954

Balance at December 31, 2004	20,337,501	1,016,875	161,625,018	45,681,864	14,240,380	—	—	222,564,137
Net income	—	—	—	69,007,041	—	—	—	69,007,041
Adjustment to unrealized gains (losses) on marketable securities, net of tax	—	—	—	—	(14,471,265)	—	—	(14,471,265)
Foreign currency translation adjustment	—	—	—	—	26,899	—	—	26,899

Comprehensive income								54,562,675

Issuance of shares for stock option exercises	495,632	24,781	7,568,767	—	—	—	—	7,593,548
Non-employee stock-based compensation	—	—	188,205	—	—	—	—	188,205
Tax benefit from stock option exercises	—	—	4,421,889	—	—	—	—	4,421,889
Issuance of restricted stock awards	293,705	14,685	8,199,240	—	—	(8,213,925)	—	—
Amortization of deferred compensation	—	—	—	—	—	854,831	—	854,831
Purchase of 923,674 treasury shares, at cost	—	—	—	—	—	—	(25,578,049)	(25,578,049)

Balance at September 30, 2005	21,126,838	$1,056,341	$182,003,119	$114,688,905	$(203,986)	$(7,359,094)	$(25,578,049)	$264,607,236

See accompanying notes to condensed consolidated financial statements.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

(1)	Business

Advanced Neuromodulation Systems, Inc. (the Company or ANS) designs, develops, manufactures and markets implantable neuromodulation devices. ANS devices are used primarily to manage chronic severe pain. The Company also provides contract development and custom manufacturing, also known as O.E.M. or original equipment manufacturing, for other medical device companies through the Hi-tronics Designs, Inc. (HDI) subsidiary and through operations in Portland, Oregon (formerly the Cable and Wire Division of microHelix, Inc., which was acquired in April 2004). ANS neuromodulation revenues are derived primarily from sales throughout the United States, Europe and Australia while O.E.M. revenues are derived within the United States.

The research and development, manufacture, sale and distribution of medical devices is subject to extensive regulation by various public agencies, principally the U.S. Food and Drug Administration and corresponding state, local and foreign agencies. Product approvals and clearances can be delayed or withdrawn for failure to comply with regulatory requirements or the occurrence of unforeseen problems following initial marketing.

In addition, ANS neuromodulation products are purchased by hospitals and other users who then bill various third-party payors including Medicare, Medicaid, private insurance companies and managed care organizations, and workers’ compensation programs. ANS also sells and bills its neuromodulation products directly to third-party payors including Medicare, Medicaid, private insurance companies and managed care organizations, and workers’ compensation programs. These third-party payors reimburse fixed amounts for products and services based on a specific diagnosis. The impact of changes in third-party payor reimbursement policies and any amendments to existing reimbursement rules and regulations that restrict or terminate the eligibility of ANS products could have an adverse impact on the Company’s financial condition and results of operations.

(2)	Condensed Financial Statements

The unaudited condensed consolidated financial information contained in this report reflects all adjustments (consisting of normal recurring accruals) considered necessary, in the opinion of management, for a fair presentation of results for the interim periods presented. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the financial statements and notes thereto included in our December 31, 2004 Annual Report on Form 10-K. The results of operations for the period ended September 30, 2005 are not necessarily indicative of results of operations for the full year.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Continued)

The consolidated financial statements include the accounts of Advanced Neuromodulation Systems, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(3)	Marketable Securities

In August 2004, the Company acquired 3,500,000 shares, or approximately 14.7%, of the outstanding common stock of Cyberonics, Inc. in open market purchases. The aggregate purchase price paid for the shares was $49.7 million. In February 2005, the Company sold the 3,500,000 shares and received gross proceeds on the sale of $135.3 million, resulting in a pre-tax gain of $85.2 million, net of acquisition costs.

(4)	Stock-Based Compensation

The Company accounts for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations. Under APB 25, no compensation expense is recognized for stock option grants if the exercise price of the Company’s stock option grants is at or above fair market value of the underlying stock on the date of grant. Stock-based compensation to non-employees is measured at fair market value over the service period and recorded as compensation expense in the Condensed Consolidated Statements of Income. The Company recorded $113,045 and $11,035 of stock-based compensation expense to non-employees in the three months ended September 30, 2005 and 2004, respectively. The Company recorded $188,205 and $9,885 of stock-based compensation expense to non-employees in the nine months ended September 30, 2005 and 2004, respectively. In 2005, the Company issued 293,705 restricted stock awards, net of cancellations, to employees and directors of the Company pursuant to the terms of the Company’s 2004 Stock Incentive Plan. The fair market value of the awards, based on the price of the Company’s common stock at issuance, has been recorded to deferred compensation in the Condensed Consolidated Statements of Stockholders’ Equity and is being amortized over the associated four-year vesting period.

The Company has adopted the pro forma disclosure-only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” The following table illustrates the effect on net income and net income per share amounts if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation:

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Continued)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net income as reported	$5,352,519	$4,741,955	$69,007,041	$13,033,958
Add: Stock-based employee compensation expense included in reported earnings, net of tax	325,805	—	542,818	—
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of tax	(1,733,261)	(1,361,988)	(4,700,725)	(3,788,191)

Pro forma net income	$3,945,063	$3,379,967	$64,849,134	$9,245,767

Basic shares	19,800,456	20,189,242	19,948,489	20,075,233
Diluted shares	20,938,453	21,032,695	20,857,866	21,116,735
Pro forma Basic EPS	$.20	$.17	$3.25	$.46

Pro forma Diluted EPS	$.19	$.16	$3.11	$.44

(5)	Commitments and Contingencies

The Company is a party to product liability claims related to its neurostimulation devices and other ordinary routine litigation claims arising in the ordinary course of business.

Product liability insurers have assumed responsibility for defending the Company against product liability claims, subject to reservation of rights in certain cases. Historically, product liability claims related to the Company’s neurostimulation devices have not resulted in significant monetary liability beyond its insurance coverage. The Company seeks to maintain appropriate levels of product liability insurance with coverage that it believes is comparable to that maintained by companies similar in size and serving similar markets, although there can be no assurances that the Company will not incur significant monetary liability to the claimants if such insurance is inadequate, and there can be no assurance that the Company’s neurostimulation business and future ANS product lines will not be adversely affected by these product liability claims.

On September 19, 2005, the Company received a notification dated September 16, 2005 from TrailBlazer Health Enterprises, LLC (TrailBlazer), a Centers for Medicare and Medicaid Service (CMS) contracted intermediary and carrier, indicating that as of September 16, 2005, TrailBlazer will no longer reimburse the Company directly for claims that ANS submitted to TrailBlazer relating to ANS products implanted in the ambulatory service center (ASC) environment. The notification indicated that such claims should be submitted by either the ASC or the physician. Upon receipt of the notification, the Company ceased billing TrailBlazer directly for such products and began billing directly either the ASC, physician, or the healthcare facility where such implant procedure was required to be transitioned. The Company has been in discussions with TrailBlazer and CMS regarding the legal basis for this position, and is in the process of responding in writing to TrailBlazer and CMS.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Continued)

The Company intends, among other things, to request that Trailblazer reimburse the Company’s unpaid claims of approximately $1.7 million, which were submitted prior to the notification date, consistent with previous practice and consistent with previous advice and guidance from TrailBlazer with respect to the billing and collection of such claims. Should TrailBlazer and CMS decide not to reimburse the Company directly for such claims, the Company intends to bill and collect from the associated ASC or physician, who ANS will ask to submit the claim for reimbursement to CMS. Management believes that should this course of action ultimately be necessary, it will not have a material impact on the financial results of the Company, but will result in a delay in the collection of the Company’s associated $1.7 million receivable and could result in the noncollectibility of some portion of the billed amount, although it is impossible to estimate whether and how much of such billed amount would be uncollectible.

On April 21, 2004, the Company filed a lawsuit in the U.S. District Court for the Eastern District of Texas, Sherman Division (Docket No. 4:404-CV-00131-PNB-DDB) (the Texas Action) against Advanced Bionics Corporation, asserting claims of patent infringement, misappropriation of trade secrets, tortious interference with contract, misappropriation of time, labor, skill, and money, violation of the Texas Theft Act, conversion and constructive trust. As initially filed, the lawsuit alleged, among other things, that Advanced Bionics is infringing U.S. Patent No. 4,793,353 entitled “Non-Invasive Multiprogrammable Tissue Stimulator and Method.” In addition, the lawsuit alleged that Advanced Bionics hired a former ANS employee to aid in the design, development and manufacture of its implantable stimulation lead, that Advanced Bionics misappropriated the former employee’s knowledge of ANS’ confidential, proprietary, and trade secret information with respect to ANS’ implantable stimulation leads, and that this enabled Advanced Bionics to unfairly compete with ANS. The lawsuit seeks injunctive relief, compensatory and punitive damages, attorneys’ fees and costs.

On October 15, 2004, the court in the Texas Action granted the Company’s motion to amend its lawsuit to add two additional patent infringement claims against Advanced Bionics. One claim relates to the Company’s patent covering the design and structure of its electrode lead (U.S. Patent No. 6,216,045). The second claim relates to the Company’s trial cable connector patent (U.S. Patent No. 6,154,678). In addition, the court denied Advanced Bionics’ motion to dismiss the Texas Action. The court also denied Advanced Bionics’ motion to transfer the Texas Action to a California federal court. (Advanced Bionics had filed a California action in federal court seeking to resolve the Company’s patent claims, which was subsequently dismissed.) The court in the Texas Action also granted Advanced Bionics’ motion to compel alternative dispute resolution of the trade secrets misappropriation claims, although the court retained jurisdiction over those claims.

On March 11, 2005, Advanced Bionics filed its First Amended Answer and Counterclaims in the Texas Action, asserting, among other things, that the Company is infringing Advanced Bionics’ U.S. Patent Nos. 6,516,277 and 6,381,496. Advanced Bionics claims that the Company is infringing these patents at least by marketing and selling GenesisRC™ rechargeable IPG systems, and Advanced Bionics may assert that the Company’s recently-approved Eon™ system does as well.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Continued)

These patents relate to changing operational parameters sets (6,381,496) and to a specific type of rechargeable spinal cord stimulation system (6,516,277). The counterclaims seek temporary restraining orders, permanent injunctions, compensatory damages, exemplary damages including treble damages, pre- and post-judgment interest, attorneys’ fees and such other relief as the court may grant. On May 18, 2005, the court granted the Company’s motion to severe these counterclaims from ANS’ claims against Advanced Bionics and ordered that the counterclaims proceed separately. The Company intends to vigorously defend itself against these counterclaims and has asserted that the patents are not infringed and are not valid. The court has not set a schedule or trial date for Advanced Bionics’ counterclaims.

The court in the Texas Action issued its “Markman” ruling on August 15, 2005, giving the court’s legal interpretation of the ANS patent claims at issue. On September 29, 2005, the court issued an amended “Markman” ruling. The Company was generally pleased with the “Markman” ruling.

Pursuant to the court's scheduling order, on October 10, 2005, Advanced Bionics filed four motions for summary judgment, asking the court to dismiss the Company’s patent claims and/or the damages claims. The Company responded to each motion on October 31, 2005. The court has yet to rule on these pending motions. The court has ordered that jury selection for the Company’s claims against Advanced Bionics will commence February 6, 2006, with trial to proceed shortly thereafter.

On July 12, 2005, the Company and the former ANS employee attempted to resolve ANS’ trade secrets misappropriation claims through mediation. No resolution or settlement was effected by the mediation.

On October 19, 2005, the Company and Advanced Bionics attempted to resolve the ANS patent infringement claims through court-ordered mediation. No resolution or settlement was effected by the mediation.

In late January 2005, the Company received a subpoena from the Office of the Inspector General, Department of Health and Human Services (OIG), requesting documents related to certain of its sales and marketing, reimbursement, Medicare and Medicaid billing, and certain other business practices. The Company is cooperating fully with the OIG’s request for documents.

In late May 2005, the United States District Court for the Eastern District of Texas granted an order consolidating the three previously filed class action securities lawsuits against the Company and certain of its officers and directors that were filed on behalf of purchasers of the Company’s securities between April 24, 2003 and February 16, 2005, inclusive (the Class Period) into a single consolidated complaint styled as: PLA, LLC vs. Advanced Neuromodulation Systems, Inc., et al. (Class Action Litigation). The court also granted an order appointing lead and liaison counsel and appointing the lead plaintiff in the lawsuit. The three previously filed suits each alleged the Company violated federal securities laws by the issuance of false and misleading statements to the market regarding the Company’s financial performance throughout the Class Period, which statements allegedly had the effect of artificially inflating the market price of the Company’s securities.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Continued)

In particular, the claims alleged that improper marketing and sales practices accounted for the Company’s revenue growth, citing, among other things, the Company’s public announcement made on February 17, 2005 that the Company had received a subpoena from the Office of the Inspector General, Department of Health and Human Services, requesting documents related to sales and marketing, reimbursement, Medicare and Medicaid billing and other business practices. The plaintiffs are seeking unspecified compensatory damages and costs and expenses of litigation. No class has been certified at this time. The plaintiffs filed an amended consolidated complaint in September 2005. By agreement with the plaintiffs, the Company’s answer is due by January 16, 2006. The Company intends to vigorously defend itself against the claims made in the Class Action Litigation and believes the Class Action Litigation is without merit.

On October 17, 2005, Arthur Ford “derivatively and on behalf of Nominal Defendant Advanced Neuromodulation Systems, Inc.” filed an Original Petition in the 401st District Court in Collin County, Texas, File No. 401-03524-05, against Christopher G. Chavez, Scott F. Drees, and F. Robert Merrill, each of the Company’s current directors, and the Company, alleging that the named executive officers and directors breached their fiduciary duties by allegedly engaging in the improper marketing and sales practices referred to in the Class Action Litigation or allegedly approving the claimed violations of federal law and the Company’s Code of Conduct. The Original Petition purports to be a shareholders’ derivative action brought pursuant to Texas Business Corporation Act Article 5.14 for the benefit of nominal defendant Advanced Neuromodulation Systems, Inc. against the members of its Board of Directors and certain executive officers seeking to remedy defendants’ breaches of fiduciary duty. The Company has formed a Special Litigation Committee composed of three members of the Board of Directors (Messrs. Morrison, Nikolaev and Laptewicz), who will evaluate Mr. Ford’s claims. The Company intends to vigorously defend itself against the claims made in the lawsuit and believes the lawsuit is without merit.

Except for the litigation discussed above, and other ordinary routine litigation incidental to its business, the Company is not currently a party to any other pending legal proceeding. The Company maintains general liability insurance against risks arising out of the normal course of business.

Under the Company’s sales agreements with its independent sales agents, the Company can terminate those agreements without cause by paying an early termination fee equal to 100% of the commissions that would otherwise be payable on sales in the territory for the 90 days after termination and 50% of the commission that would otherwise be payable on sales in the territory for the 90 day period after the first 90 day period.

In addition, under its distributor agreements, sales agent agreements and certain other ordinary course commercial contracts with third parties, the Company typically agrees to indemnify the other contracting party from damages and costs that may arise from product liability claims. The terms of the agreements and contracts vary and the potential exposure under these indemnities cannot reasonably be estimated or determined. The Company currently is not aware of any indemnification claims, nor has the Company had any indemnification claims historically.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Continued)

(6)	Income Taxes

The Company recorded income tax expense during the three months and nine months ended September 30, 2005 of $3,076,645 and $39,665,465, respectively, representing an overall effective tax rate in both periods of 36.5%. For the three months and nine months ended September 30, 2004, the Company recorded income tax expense of $2,433,791 and $6,926,251, respectively, representing an overall effective tax rate of 33.9% and 34.7%, respectively. The increased effective tax rate in 2005 is due to the $85.2 million pre-tax gain resulting from the sale of the Company’s investment in Cyberonics, Inc., which had the impact of increasing federal and state taxable income without a significant corresponding increase in other permanent exclusions from taxable income. The effective tax rates in 2005 and 2004 reflect a provision for federal income taxes at the statutory rate of 35% and a provision for state taxes, offset by tax-exempt investment income, the research and development tax credit, and benefits related to the extra-territorial income (ETI) exclusion.

(7)	Net Income Per Share

Basic net income per share is computed based only on the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the additional dilutive effect, if any, of stock options and restricted stock awards using the treasury stock method based on the average market price of the stock during the period. The following table presents the reconciliation of basic and diluted shares:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Weighted-average shares outstanding (basic shares)	19,800,456	20,189,242	19,948,489	20,075,223
Effect of dilutive stock options and restricted stock awards	1,137,997	843,453	909,377	1,041,512

Diluted shares	20,938,453	21,032,695	20,857,866	21,116,735

For the three months and nine months ended September 30, 2005 and 2004, the incremental shares used for dilutive earnings per share relate to stock options whose exercise price was less than the average market price in the underlying quarterly computations. For the three months ended September 30, 2005 and 2004, options to purchase 9,353 and 1,083,475 shares, respectively, and for the nine months ended September 30, 2005 and 2004, options to purchase 431,957 and 611,104 shares, respectively, were outstanding but were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Continued)

(8)	Comprehensive Income

Comprehensive income is the total of net income and all other non-owner changes in equity net of tax effects, and consists of net income, unrealized gains or losses on the Company’s available for sale marketable securities, and foreign currency translation adjustments. Comprehensive income for the three months and nine months ended September 30, 2005 and 2004 is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net income	$5,352,519	$4,741,955	$69,007,041	$13,033,958
Other comprehensive income (loss)	(211,031)	14,544,817	(14,444,366)	14,444,794

Comprehensive income	$5,141,488	$19,286,772	$54,562,675	$27,478,752

Components of accumulated other comprehensive income are net of tax and are as follows:

	September 30,	December 31,
	2005	2004
Unrealized gains (losses) on marketable securities	$(210,388)	$14,260,876
Foreign currency translation adjustments	6,402	(20,496)

Accumulated other comprehensive income (loss)	$(203,986)	$14,240,380

The tax benefit (expense) on the unrealized gains (losses) on marketable securities was $126,233 at September 30, 2005 and $(8,556,625) at December 31, 2004. The tax benefit (expense) on foreign currency translation adjustment was $(3,841) at September 30, 2005 and $12,297 at December 31, 2004.

In connection with the realized gain resulting from the sale of the Company’s investment in Cyberonics, Inc. in February 2005 as discussed in Note 3, $14,275,238 of the December 31, 2004 unrealized gain on marketable securities was realized into other income, and the associated tax expense of $8,565,143 was reclassified from deferred income taxes payable to income taxes payable.

(9)	Treasury Stock

In May 2004, the Company’s board of directors approved the repurchase of up to 1,000,000 shares of the Company’s common stock. In April 2005, the Company’s board of directors approved an increase in the amount of shares authorized to be repurchased by the Company up to a total of 2,000,000 shares. The Company repurchased 923,674 shares of its common stock at a cost of $25,578,049 during March and April 2005.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Continued)

(10)	Segment Information

The Company operates in two business segments. The Neuro Products segment designs, develops, manufactures and markets implantable medical devices that are used to manage chronic intractable pain and other disorders of the central nervous system through the delivery of electrical current or drugs directly to targeted nerve fibers. The O.E.M. segment provides contract development and O.E.M. manufacturing primarily of electromechanical medical devices. Intersegment revenue is billed at cost with no intercompany mark-up.

Segment data for the three months ended September 30, 2005 is as follows:

	Neuro		Intercompany	Consolidated
	Products	O.E.M.	Eliminations	Total
Revenue from external customers	$36,198,927	$3,138,449	$—	$39,337,376
Intersegment revenues	$—	$3,771,948	$(3,771,948)	$—
Segment income from operations	$7,562,737	$(85,253)	$—	$7,477,484
Segment data for the three months ended September 30, 2004 is as follows:

	Neuro		Intercompany	Consolidated
	Products	O.E.M.	Eliminations	Total
Revenue from external customers	$28,222,826	$3,107,582	$—	$31,330,408
Intersegment revenues	$—	$1,759,443	$(1,759,443)	$—
Segment income from operations	$7,055,180	$(443,293)	$—	$6,611,887
Segment data for the nine months ended September 30, 2005 is as follows:

	Neuro		Intercompany	Consolidated
	Products	O.E.M.	Eliminations	Total
Revenue from external customers	$99,771,402	$10,594,664	$—	$110,366,066
Intersegment revenues	$—	$9,048,536	$(9,048,536)	$—
Segment income from operations	$21,044,823	$(41,601)	$—	$21,003,222
Segment data for the nine months ended September 30, 2004 is as follows:

	Neuro		Intercompany	Consolidated
	Products	O.E.M.	Eliminations	Total
Revenue from external customers	$80,083,969	$8,367,153	$—	$88,451,122
Intersegment revenues	$—	$5,040,463	$(5,040,463)	$—
Segment income from operations	$19,259,887	$(289,855)	$—	$18,970,032

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Continued)

Foreign sales, primarily Europe and Australia, for the three months ended September 30, 2005 and 2004 were approximately 8% and 10% of net revenue from the Neuro Products segment, respectively. Foreign sales, primarily Europe and Australia, for the nine months ended September 30, 2005 and 2004 were approximately 9% and 10% of net revenue from the Neuro Products segment, respectively. The O.E.M. segment had no foreign sales for the respective periods.

(11)	New Accounting Standard

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)), which is a revision of SFAS 123. SFAS 123(R) supersedes APB 25, and amends FASB Statement No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

SFAS 123(R) required adoption no later than July 1, 2005; however, on April 14, 2005, the Securities and Exchange Commission announced that it would require adoption of SFAS 123(R) no later than the beginning of the first fiscal year beginning after June 15, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. The Company will adopt SFAS 123(R) on January 1, 2006. The adoption of SFAS 123(R)’s fair value method will have a significant impact on the Company’s result of operations which the Company is currently evaluating, although it will have no impact on the Company’s overall financial position. The Company is also currently assessing the method (either the “modified prospective” or “modified retrospective” method, as defined) by which SFAS 123(R) will be adopted.

(12)	Subsequent Event

On October 16, 2005, St. Jude Medical, Inc. (St. Jude Medical) and ANS announced that the Boards of Directors of both companies unanimously approved a definitive agreement whereby St. Jude Medical would acquire ANS for $61.25 per ANS share in cash, for a total of approximately $1.3 billion. St. Jude Medical has commenced a tender offer for all of the outstanding shares of ANS common stock. The transaction is subject to customary closing conditions and regulatory approvals, as well as the valid tender of a majority of the outstanding shares of ANS common stock, on a fully-diluted basis. The transaction is expected to close by the end of the year.

Item 9.01 (b) Unaudited Pro Forma Financial Information

St. Jude Medical, Inc.
and
Advanced Neuromodulation Systems, Inc.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

On November 29, 2005, St. Jude Medical, Inc. (the Company) completed its acquisition of Advanced Neuromodulation Systems, Inc. (ANS) for $61.25 per share in cash. The total consideration for all of the ANS common stock and outstanding vested employee stock options was approximately $1.3 billion. ANS designs, develops, manufactures and markets implantable neuromodulation devices used primarily to manage chronic severe pain. The initial purchase price was funded using existing cash balances and through the issuance of approximately $600 million of commercial paper notes. The Company intends to refinance the outstanding commercial paper notes using convertible senior debentures.

The aggregate ANS purchase price was allocated on a preliminary basis to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of purchase price over the fair value of net tangible assets acquired was allocated to identifiable intangible assets and goodwill. The following table summarizes the estimated fair value of the identifiable intangible assets and goodwill acquired as a result of the ANS acquisition (in thousands):

Developed and Core Technology	$249,300
Trademarks and Tradenames	23,300
Purchased In-process Research and Development	107,400
Goodwill	811,648
$1,191,648

In connection with the acquisition of ANS, the Company recorded developed and core technology as well as trademarks and tradename intangible assets that have estimated useful lives of 15 years.

During the fourth quarter of 2005, we will record an after-tax purchased in-process research and development (IPR&D) charge of $107.4 million. The valuation of IPR&D was based upon an analysis of technologies that have not yet reached technological feasibility and have no future alternative use. The valuation considered expected future cash flows and was discounted for risks and uncertainties related to target markets and completion of products.

In addition, the Company recorded a deferred tax liability of $103.6 million related to the tax impact of amortization that is attributable to the identified intangible assets acquired in the acquisition. The remaining net tangible assets acquired were not significant.

The goodwill recorded as a result of the ANS acquisition is not deductible for income tax purposes and was allocated entirely to the Company’s newly created Neuromodulation operating segment. The goodwill recognized represents future product opportunities that did not have regulatory approval at the date of acquisition.

The following unaudited pro forma combined condensed financial statements are based on our historical consolidated financial statements and ANS’ historical consolidated financial statements included in this Form 8-K/A, and adjusted to give effect to our acquisition of ANS and to the issuance of our convertible senior debentures. The unaudited pro forma combined condensed statements of earnings for the nine months ended September 30, 2005 and the year ended December 31, 2004 give effect to the ANS acquisition and issuance of the convertible senior debentures as if they had occurred on January 1, 2004. The unaudited pro forma combined condensed balance sheet as of September 30, 2005 gives effect to the ANS acquisition and the issuance of the convertible senior debentures as if they had occurred on September 30, 2005.

The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The Company made pro forma adjustments to the historical consolidated financial statements to give effect to events that are (i) directly attributable to the acquisition, (ii) expected to have a continuing impact on the combined results, and (iii) factually supportable. The pro forma adjustments do not reflect any operating efficiencies or additional costs that may result with respect to the combined business of the Company and ANS. The unaudited pro forma combined condensed statements of earnings exclude the $107.4 million IPR&D charge as it is non-recurring in nature. However, it is reflected as a decrease in the retained earnings on the unaudited pro forma combined condensed balance sheet.

The unaudited pro forma combined condensed financial information should be read in conjunction with the:

•	Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Information included herein;
•	St. Jude Medical Inc.’s historical consolidated financial statements and notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004;
•	St. Jude Medical Inc.’s Quarterly Reports on Form 10-Q for the nine months ended September 30, 2005; and
•	ANS’s historical consolidated financial statements and notes included herein.

The unaudited pro forma combined condensed financial information may not be indicative of the results that actually would have occurred if the acquisition of ANS had been completed on the dates indicated or which may be obtained in the future.

St. Jude Medical, Inc. and Advanced Neuromodulation Systems, Inc.
Unaudited Pro Forma Combined Condensed Statement of Earnings
Year ended December 31, 2004
(In thousands, except per share amounts)

	St. Jude Medical, Inc.	Advanced Neuromodulation Systems, Inc.	Pro Forma Adjustments		Pro Forma St. Jude Medical, Inc. and Advanced Neuromodulation Systems, Inc. Combined

Net sales	$2,294,173	$120,744	$—		$2,414,917
Cost of sales
Cost of sales before special charges	666,977	32,093	—		699,070
Special charges	12,073	—	—		12,073
Total cost of sales	679,050	32,093	—		711,143
Gross profit	1,615,123	88,651	—		1,703,774

Selling, general and administrative expense	759,320	51,533	18,173	i
			16,352	v	845,378
Research and development expense	281,935	10,751	4,088	v	296,774
Purchased in-process research and development charges	9,100	—	—	ii	9,100
Special charges	28,810	—	—		28,810
Operating profit	535,958	26,367	(38,613)		523,712

Other income (expense)	1,234	1,327	(18,000	) iii	(15,439)
Earnings before income taxes	537,192	27,694	(56,613)		508,273

Income tax expense (benefit)	127,258	9,527	(21,513	) iv	115,272
Net earnings	$409,934	$18,167	$(35,100)		$393,001

NET EARNINGS PER SHARE:
Basic	$1.16				$1.11
Diluted	$1.10				$1.06

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	353,454				353,454
Diluted	370,992				370,992

See notes to unaudited pro forma combined condensed financial information.

St. Jude Medical, Inc. and Advanced Neuromodulation Systems, Inc.
Unaudited Pro Forma Combined Condensed Statement of Earnings
Nine months ended September 30, 2005
(In thousands, except per share amounts)

	St. Jude Medical, Inc.	Advanced Neuromodulation Systems, Inc.	Pro Forma Adjustments		Pro Forma St. Jude Medical, Inc. and Advanced Neuromodulation Systems, Inc. Combined

Net sales	$2,125,344	$110,366	$—		$2,235,710
Cost of sales	589,636	28,925	—		618,561
Gross profit	1,535,708	81,441	—		1,617,149

Selling, general and administrative expense	700,184	48,124	13,630	i
			4,372	v	766,310
Research and development expense	264,285	12,314	1,094	v	277,693
Purchased in-process research and development charge	26,100	—	—	ii	26,100
Special charges	(11,500)	—	—		(11,500)
Operating profit	556,639	21,003	(19,096)		558,546

Gain on sale of investment in common stock of Cyberonics, Inc.	—	85,244	—		85,244
Other income (expense)	7,038	2,425	(13,500	) iii	(4,037)
Earnings before income taxes	563,677	108,672	(32,596)		639,753

Income tax expense (benefit)	175,058	39,665	(12,386	) iv	202,337
Net earnings	$388,619	$69,007	$(20,210)		$437,416

NET EARNINGS PER SHARE:
Basic	$1.07				$1.21
Diluted	$1.03				$1.16

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	362,545				362,545
Diluted	377,817				377,817

See notes to unaudited pro forma combined condensed financial information.

St. Jude Medical, Inc. and Advanced Neuromodulation Systems, Inc.
Unaudited Pro Forma Combined Condensed Balance Sheet
September 30, 2005
(In thousands, except per share amounts)

	St. Jude Medical, Inc.	Advanced Neuromodulation Systems, Inc.	Pro Forma Adjustments		Pro Forma St. Jude Medical, Inc. and Advanced Neuromodulation Systems, Inc. Combined

ASSETS
Current assets
Cash and cash equivalents	$712,451	$6,616	$(600,430)	b	$118,637
Accounts receivable	733,740	29,791	—		763,531
Inventories	346,810	25,362			372,172
Deferred income taxes	94,626	2,072	—		96,698
Other	128,529	155,956	(152,266	) b	132,219
Total current assets	2,016,156	219,797	(752,696)		1,483,257
Property, plant and equipment – at cost	884,015	52,949	—		936,964
Less accumulated depreciation	(509,071)	(17,800)	—		(526,871)
Net property, plant and equipment	374,944	35,149	—		410,093
Other assets
Goodwill	805,303	12,079	811,648	a	1,629,030
Other intangible assets, net	304,865	21,463	272,600	a	598,928
Other	242,109	2,272	—		244,381
Total other assets	1,352,277	35,814	1,084,248		2,472,339
TOTAL ASSETS	$3,743,377	$290,760	$331,552		$4,365,689

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$152,491	$3,238	$—		$155,729
Convertible senior debentures	—	—	600,000	b	600,000
Income taxes payable	113,658	8,300	—		121,958
Accrued expenses
Employee compensation and related benefits	256,147	6,793	—		262,940
Other	160,087	1,151	—		161,238
Total current liabilities	682,383	19,482	600,000		1,301,865
Long-term debt	184,502	—	—		184,502
Deferred income taxes	58,594	6,055	103,558	e	168,207
Non-current deferred revenue	—	617	—		617
Commitments and contingencies	—	—	—		—
Shareholders’ equity
Preferred stock	—	—	—		—
Common stock	36,556	1,056	(1,056	) c	36,556
Additional paid-in capital	435,589	182,003	(182,003	) c
			30,490	f	466,079
Retained earnings	2,340,440	114,689	(114,689	) c
			(107,400	) d	2,233,040
Deferred stock-based compensation	—	(7,359)	7,359	c	—
			(30,490	) f	(30,490)
Treasury stock, at cost	—	(25,579)	25,579	c	—
Accumulated other comprehensive income (loss)
Cumulative translation adjustment	(11,237)	6	(6	) c	(11,237)
Unrealized gain on available-for-sale securities	16,550	(210)	210	c	16,550
Total shareholders’ equity	2,817,898	264,606	(372,006)		2,710,498
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,743,377	$290,760	$331,552		$4,365,689

See notes to unaudited pro forma combined condensed financial information.

St. Jude Medical, Inc.,
and
Advanced Neuromodulation Systems, Inc.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following is a description of pro forma adjustments reflected in the unaudited pro forma combined condensed statements of earnings:

i.	Represents the amortization of intangible assets obtained as part of the ANS acquisition. The amortization is based on the preliminary allocation to specific intangible asset categories using estimated useful lives associated with these specific intangible asset categories. The intangible assets are amortized using the straight-line method over their useful lives of 15 years.

ii.	The objective of the unaudited pro forma combined condensed financial information is to provide information about the continuing impact of the ANS acquisition by showing how it might have affected historical operating results if the acquisition was consummated at the beginning of fiscal year 2004. As such, the $107.4 million charge for purchased in-process research and development that was a direct result of the transaction is excluded from the unaudited pro forma combined condensed statements of earnings.

iii.	Represents the estimated increase in interest expense from the convertible senior debentures expected to be issued in connection with the ANS acquisition. The estimated interest expense assumes the convertible senior debentures expected to be issued to refinance the ANS acquisition remained outstanding during the periods presented and accrues interest at a fixed rate of 3% per annum.

iv.	Represents the estimated tax effect of the pro forma adjustments based on the statutory rates in effect during the respective periods.

v.	Represents stock compensation expense associated with the conversion and assumption by the Company of the unvested ANS stock options and restricted stock outstanding on the date of acquisition.

The following is a description of pro forma adjustments reflected in the unaudited pro forma combined condensed balance sheet:

a.	Represents the preliminary purchase price allocation to give effect to the transaction as though it had occurred on the balance sheet date.

b.	Represents the issuance of $600.0 million of convertible senior debentures, sale of $152.3 million of marketable securities held by ANS and the use of $600.4 million of cash to fund the initial purchase price of ANS.

c.	Represents the elimination of stockholders’ equity in ANS.

d.	Represents the impact of recording $107.4 million of purchased in-process research and development.

e.	Represents the deferred tax liability of $103.6 million related to the tax impact of the amortization that is attributable to the identified intangible assets acquired.

f.	Represents the deferred stock compensation expense associated with the conversion and assumption by the Company of the unvested ANS stock options and restricted stock outstanding on the date of acquisition.

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2005	By:	/s/ John C. Heinmiller

John C. Heinmiller
Executive Vice President
and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

*2.1	Agreement and Plan of Merger, dated as of October 15, 2005, by and among St. Jude Medical, Inc., Apollo Merger Corp. and Advanced Neuromodulation Systems, Inc. (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on October 17, 2005).

23.1	Consent of Ernst & Young LLP

*Previously filed with the Initial 8-K